                           SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, DC 20549

                                       FORM 12b-25

                                                          Commission File Number 0-28536

                               NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K  [ ] Form 11-K  [ ] Form 20-F  [X] Form 10-Q  [ ] Form N-SAR

For Period Ended:             September 30, 2006
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[   ]  Transition Report on Form 10-K             [   ]  Transition Report on Form 10-Q
[   ]  Transition Report on Form 20-F             [   ]  Transition Report on Form N-SAR
[   ]  Transition Report on Form 11-K

For the Transition Period Ended:
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         READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

         Nothing  in this form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

         If the notification relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:
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                                         PART I
                                 REGISTRANT INFORMATION

Full name of registrant       New Century Equity Holdings Corp.
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Former name if applicable
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                              200 Crescent Court, Suite 1400
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Address of principal executive office (Street and Number)

City, state and zip code      Dallas, Texas 75201
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                                         PART II
                                 RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant  seeks relief  pursuant to Rule  12b-25(b),  the following  should be completed. (Check appropriate box.)

[X]      (a) The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b) The subject annual report,  semi-annual  report,  transition report on Form
         10-K,  20-F,  11-K or Form N-SAR, or portion thereof will be filed on or before the 15th  calendar  day  following  the  prescribed  due date;  or the  subject quarterly report or transition  report on Form 10-Q, or portion thereof will be filed on or before the fifth  calendar day following the  prescribed  due date;
         and

[  ]     (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                        PART III
                                        NARRATIVE

         State below in reasonable  detail the reasons why Form 10-K,  11-K, 20-F, 10-Q,
N-SAR or the transition  report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         THE  REGISTRANT  IS UNABLE TO FILE ITS PERIODIC  REPORT ON FORM 10-Q WITHIN THE
PRESCRIBED TIME PERIOD. THE INDEPENDENT  ACCOUNTANTS REQUIRE MORE TIME TO COMPLETE THEIR
REVIEW OF THE FINANCIAL  STATEMENTS AND THE FORM 10-Q DOCUMENTS AND  DISCLOSURES.  UNTIL
THIS  REVIEW  IS  COMPLETED,  THE  REGISTRANT  WILL  BE  UNABLE  TO FILE  THE  FINANCIAL
STATEMENTS, RELATED INFORMATION AND DISCLOSURES FOR INCLUSION IN THE FORM 10-Q.

         THE  REGISTRANT  CURRENTLY  EXPECTS  THAT ITS FORM 10-Q FOR THE  QUARTER  ENDED
SEPTEMBER 30, 2006 WILL BE FILED WITHIN 5 CALENDAR DAYS  FOLLOWING  THE  PRESCRIBED  DUE
DATE.

                                     PART IV
                                OTHER INFORMATION

         (1)      Name and  telephone  number  of person  to  contact  in regard to this notification

                  JOHN P. MURRAY                (214)                  661-7488
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                    (Name)                    (Area Code)         (Telephone number)

         (2)      Have all other periodic  reports required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940
during the  preceding  12 months or for such  shorter  period  that the  registrant  was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                         [X] Yes  [ ] No

         (3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                         [ ] Yes  [X] No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                            NEW CENTURY EQUITY HOLDINGS CORP.
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                      (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date November 15, 2006                               /s/ John P. Murray
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                                                     Name: John P. Murray
                                                     Title:   Chief Financial Officer

                  INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the  person  signing  the form  shall be typed or  printed beneath  the  signature.  If the  statement  is signed on behalf of the registrant  by an  authorized  representative  (other than an executive officer),  evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                        ATTENTION

         Intentional  misstatements  or omissions of fact  constitute  Federal  criminal violations. (See 18 U.S.C. 1001).